Exhibit 99.2

LIBERTY INTERACTIVE CORPORATION REPORTS

FOURTH QUARTER AND YEAR END 2014 FINANCIAL RESULTS

Englewood, Colorado, February 25, 2015 - Liberty Interactive Corporation (“Liberty Interactive”) (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) today reported fourth quarter and year end 2014 results.  Highlights include(1):

Attributed to QVC Group

•                  Grew QVC US revenue by 5% and adjusted OIBDA(2) by 8% in the fourth quarter

•                  QVC US operating income increased by 8%

•                  QVC.com revenue as a percent of total US revenue increased to 48%, a 254 basis point increase

•                  QVC US mobile penetration was 42% of QVC.com orders, a 1,023 basis point increase

•                  Achieved positive quarterly adjusted OIBDA at QVC Italy for the first time

•                  Grew QVC US revenue by 4% and adjusted OIBDA by 6% in 2014

•                  QVC US operating income increased by 4%

•                  Returned $3.26 billion in value to QVC Group shareholders in 2014 through share repurchases and the Liberty Ventures share dividend

•                  Received a one-time special dividend of $10/share from HSN, Inc. (“HSN”), on February 19, 2015; pre-tax proceeds to QVC Group, net of amounts passed through on Liberty Interactive’s HSN Exchangeable notes, were $146 million

Attributed to Liberty Ventures Group

•                  Closed the sale of Provide Commerce (“Provide”) to FTD Companies, Inc. (“FTD”), on December 31, in exchange for $145 million in cash and 10.2 million shares of FTD, representing an approximate 35% ownership interest, resulting in a gain of $75 million

•                  Finished 2014 with $2.8 billion of attributed cash and liquid investments

“QVC posted another strong quarter in the US, while its international markets performed better than our dollar denominated results would indicate.  Currency weakness was a material headwind in the quarter and we expect that to continue into 2015.  QVC Italy reached a milestone in Q4 posting its first quarter of positive adjusted OIBDA.  At Liberty Ventures we were active with our Digital Commerce companies, closing the sale of Provide and CommerceHub’s acquisition of Mercent.” stated Greg Maffei, Liberty Interactive President and CEO. “We are also pleased by the performance of the Liberty Ventures and QVC Group stocks post the reattribution we completed in October with both stocks trading above their respective pre-reattribution levels.”

QVC GROUP — Excluding the pre-reattribution impact of the Digital Commerce companies (see reconciling schedule 1): QVC Group’s revenue increased 1% to $2.8 billion in the quarter and 2% to $8.8 billion for the year; adjusted OIBDA increased 3% to $612 million for the quarter and 4% to $1.9 billion for the year;  operating income increased 5% to $445 million for the quarter and increased 3% to $1.2 billion for the year; adjusted net income(3) increased 25% to $273 million for the quarter and increased 10% to $739 million for the year; and net income increased 41% to $222 million for the quarter and increased 19% to $520 million for the year.

QVC

QVC’s consolidated revenue increased 1% in the fourth quarter to $2.8 billion and increased 2% to $8.8 billion for the full year.  Adjusted OIBDA increased 4% to $620 million in the fourth quarter and 4% to $1.9 billion for the full year.  Adjusted OIBDA margin increased 59 basis points in the quarter and 35 basis points for the full year.  Operating income increased 4% to $459 million in the quarter and 3% to $1.3 billion for the year.

US Dollar denominated revenue was negatively impacted by exchange rate fluctuations in the fourth quarter and full year.  In the quarter, the US Dollar strengthened against the Japanese Yen, Euro and British Pound Sterling 12%, 8% and 2%, respectively.  On a constant currency basis, consolidated revenue increased 4% in the quarter vs. 1% in US Dollars.  For the year, the US Dollar strengthened 8% against the Yen, weakened 5% against the Pound Sterling and was mostly stable versus the Euro.  On a constant currency basis, consolidated revenues increased 3% in the full year vs 2% in US Dollars.

“Our 2014 performance was led by outstanding growth in the US, UK and China and was driven by successful execution of our strategies to create a highly engaging and differentiated shopping experience globally,” said QVC President and CEO Mike George.  “As a result, we generated strong consolidated operating leverage and margin expansion in both the fourth quarter and full year.  We are well positioned for 2015, entering the new year with the largest television reach, eCommerce and mobile penetration and customer base in our history.”

US revenue increased 5% to $2.0 billion in the fourth quarter and 4% to $6.1 billion for the year.  For both periods, the US experienced growth in all categories except electronics.  Units sold increased 9%, average selling price per unit (“ASP”) decreased 5% to $61.64 and returns as a percentage of gross product revenue improved 40 basis points in the quarter.  For the year, units sold increased 5%, ASP decreased 1% to $59.61, and the return rate was flat.  In the quarter, eCommerce revenue increased 11% to $969 million and grew to 48% from 45% of total US revenue.  For the year, eCommerce revenue increased 10% to $2.7 billion and grew to 45% from 43% of total US revenue.  In the quarter, adjusted OIBDA increased 8% to $474 million, and adjusted OIBDA margin increased 73 basis points primarily due to higher product margins and lower marketing expense, which were partially offset by higher freight, bad debt and personnel expenses.  For the year, adjusted OIBDA rose 6% to $1.4 billion, and adjusted OIBDA margin increased 47 basis points, primarily due to higher product margins and net proprietary credit card income, which were partially offset by higher freight, personnel and bad debt expenses.

QVC’s international revenue decreased 7% to $751 million in the fourth quarter and decreased 1% to $2.7 billion for the full year.  The revenue declines include the impact of the aforementioned unfavorable exchange rate fluctuations, and on a constant currency basis, international revenues increased slightly in both periods.  Adjusted OIBDA decreased 8% to $146 million in the quarter and 2% to $481 million in year.  Adjusted OIBDA margin was essentially flat in both periods.  The fourth quarter and full year results included $3 and $6 million, respectively, of costs related to the scheduled launch of QVC France in the summer of 2015.

QVC Japan’s revenue in local currency decreased 2% and 4% in the fourth quarter and for the full year, respectively.  For both periods, the decline in revenue reflects macro-economic challenges, particularly a local consumption tax increase that became effective in April of 2014.  QVC Japan experienced sales declines in local currency in all categories except beauty in the quarter and in all categories except electronics and beauty in the full year.  The return rate improved 182 basis points in the quarter and 104 basis points for the year.  For both periods, the improvement in the return rate principally reflects lower returns in jewelry, apparel and accessories and a greater mix of beauty.  In the quarter, adjusted OIBDA in local currency decreased 8%, and adjusted OIBDA margin decreased 107 basis points primarily due to higher inventory obsolescence and commission expenses and the timing of personnel expenses.  For the year, adjusted OIBDA decreased 10%, and adjusted OIBDA margin decreased 132 basis points, primarily due to lower product margins, higher commissions and lack of sales leverage of fixed costs.

QVC Germany’s revenue in local currency declined 1% in the fourth quarter and increased slightly for the full year.  In the quarter, sales declined in local currency primarily in the home category and increased mainly in apparel, accessories and jewelry.  For the year, sales increased in local currency largely in the home category and declined mainly in apparel and jewelry.  The return rate increased 88 basis points in the quarter, and for the year, the return rate improved 177 basis points.  The return rate improvement for the year was primarily due to lower return rates in all categories and to a lesser extent a positive mix shift from apparel and jewelry to home.  For both periods, adjusted OIBDA in local currency and adjusted OIBDA margin were relatively stable due to cost management.

QVC UK’s revenue increased 6% in local currency in both the fourth quarter and the full year.  In the quarter, QVC UK experienced sales growth primarily in the jewelry and beauty categories.  For the year, the business experienced gains mainly in beauty, home and jewelry.  The return rate improved 105 basis points in the quarter, primarily due to variance from prior-period estimates based on actual experience.  For the year, the return rate improved 78 basis points.  In the quarter, adjusted OIBDA in local currency increased 12% and adjusted OIBDA margin increased 77 basis points.  For the year, adjusted OIBDA in local currency increased 16% and adjusted OIBDA margin increased 135 basis points.  For both periods, the margin improvement was largely due to leverage of operating costs due to sales growth.

QVC Italy’s revenue increased 8% and 9% in local currency in the fourth quarter and the full year, respectively.  For both periods, the business experienced gains in all categories except electronics.  The return rate improved 76 basis points in the quarter and 38 basis points for the year.  QVC Italy generated its first quarterly positive adjusted OIBDA of €0.6 million in the quarter and improved adjusted OIBDA margin 776 basis points.  For the year, QVC Italy’s adjusted OIBDA deficit in local currency improved 70%, and adjusted OIBDA margin improved by 813 basis points.  For both periods, the margin improvement mainly reflects lower freight, commission, customer service and fixed costs as a percent of revenue.

CNR Home Shopping Co., Ltd. (“CNRS”), QVC’s joint venture in China, delivered a 27% and 24% increase in revenue in local currency in the fourth quarter and for the full year, respectively.  CNRS’ adjusted OIBDA deficit in local currency increased 25% and 23% in the quarter and for the year, respectively, due to continued investment in TV distribution expansion.  This joint venture is being accounted for as an equity method investment, and as a result, QVC reported a $3 million and $8 million reduction in net income for the quarter and year, respectively.

QVC’s outstanding debt was $4.6 billion at December 31, 2014, an increase of $0.8 billion from the prior year.

Share Repurchases

From November 1, 2014 through January 31, 2015, Liberty Interactive repurchased approximately 3.8 million Series A QVC Group shares (Nasdaq: QVCA) at an average cost per share of $28.36 for total cash consideration of $107 million.  Since the creation of the QVC Group stock (including its predecessor, Liberty Interactive Group) in May 2006, Liberty Interactive has repurchased shares for aggregate cash consideration of $5.4 billion, representing approximately 36.6% of the shares outstanding at the time of creation of the QVC Group stock.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures Group stock, were comprised of shares of the combined stocks.  The remaining repurchase authorization as of February 1, 2015 for QVC Group stock was approximately $677 million, which includes $162 million remaining under the authorization put in place in connection with the spin-off of Liberty TripAdvisor Holdings, Inc. and which may be used to repurchase either QVC Group stock or Liberty Ventures Group stock (the “Liberty TripAdvisor spin-off authorization”).  Liberty Ventures has been compensated dollar-for-dollar for all repurchases made under the Liberty TripAdvisor spin-off authorization.

QVC Group consists of Liberty Interactive’s subsidiary, QVC, Inc., and Liberty Interactive’s interest in HSN.

LIBERTY VENTURES GROUP — On October 3, 2014, Liberty Interactive reattributed from the QVC Group (formerly known as the Liberty Interactive Group prior to the reattribution) to the Liberty Ventures Group its Digital Commerce companies, which were valued at $1.5 billion, and approximately $1 billion in cash. In connection with the reattribution, each holder of QVC Group common stock received 0.14217 of a share of the corresponding series of Liberty Ventures Group common stock for each share of QVC Group common stock held as of the record date, with cash paid in lieu of fractional shares.  Additionally, on December 31, 2014, FTD acquired Provide from Liberty Interactive in return for approximately 10.2 million shares of FTD common stock representing approximately 35% of the combined company and approximately $145 million in cash.  Subsequent to the transaction, Liberty Interactive accounts for FTD as an equity-method affiliate based on our ownership level and board representation.  The results of the Digital Commerce companies continue to be reflected in the QVC Group for periods prior to the reattribution (which for accounting purposes is, September 30, 2014 in our attributed financial statements filed with the SEC).  The results of the Digital Commerce companies are reflected in the Liberty Ventures Group prospectively from September 30, 2014.  Our continuing consolidated Digital Commerce companies include Backcountry.com, Bodybuilding.com, CommerceHub, Evite and The Right Start and exclude Provide.

Revenue for the continuing consolidated Digital Commerce companies increased 7% to $306 million in the quarter and 9% to $1.0 billion for the year.  For the year, the increase in revenue was due to increases at each of our subsidiaries Backcountry ($37 million), Bodybuilding ($34 million) and CommerceHub ($15 million).  Backcountry revenue increased as a result of increases in order volume and average order value.  The increase in Bodybuilding revenue was primarily due to increased order volume on flat average order values.  CommerceHub revenue growth was primarily attributed to growth in active customers (vendors and suppliers) who pay a license and setup fee and an increase in the number of aggregate transactions processed for which CommerceHub earns a per transaction fee.

Adjusted OIBDA for the continuing Digital Commerce companies increased 17% to $41 million in the quarter and 22% to $90 million for the year.  For the year, the growth in Adjusted OIBDA was primarily due to the increases in revenue discussed above and was driven by increases at Backcountry ($9 million), Bodybuilding ($2 million) and CommerceHub ($8 million).  Adjusted OIBDA represented 8.8% of revenue in 2014, as compared to 7.8% of revenue in 2013.  Most of our subsidiaries experienced flat to slightly increased Adjusted OIBDA as a percentage of sales for the year ended December 31, 2014, which was primarily the result of improved product margins and cost containment efforts offset by increased marketing and promotional spend and lower advertising revenue due to unfavorable pricing and a shift to mobile applications.

Operating income for the continuing Digital Commerce companies increased 286% to $13 million in the quarter and decreased 30% to $7 million for the year.

Share Repurchases

There were no repurchases of Liberty Ventures Group common stock (Nasdaq: LVNTA) from November 1, 2014 through January 31, 2015.  The total remaining repurchase authorization for Liberty Ventures Group stock is approximately $812 million, which includes $162 million remaining under the Liberty TripAdvisor spin-off authorization.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty’s businesses and assets other than those attributed to the QVC Group, including its interests in Expedia, Interval and FTD, its subsidiaries Backcountry.com, Bodybuilding.com, CommerceHub, The Right Start and Evite, and minority interests in Time Warner, Time Warner Cable and Lending Tree.

FOOTNOTES

(1)         Liberty Interactive’s President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Interactive’s earnings conference call which will begin at 5:15 p.m. (E.S.T.) on February 25, 2015.  For information regarding how to access the call, please see “Important Notice” later in this document.

(2)         For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

(3)         For a definition of adjusted net income and applicable reconciliations, see the accompanying schedules.

QVC GROUP FINANCIAL METRICS — QUARTER

(amounts in millions)	4Q13	4Q14	% Change
Revenue(1)
QVC
US	$1,932	$2,030	5%
Japan	272	235	(14)%
Germany	290	264	(9)%
UK	208	214	3%
Italy	39	38	(3)%
Total QVC Group Revenue	$2,741	$2,781	1%

Adjusted OIBDA(1)
QVC
US	$437	$474	8%
Japan	55	45	(18)%
Germany	58	53	(9)%
UK	47	50	6%
Italy	(2)	1	150%
France	—	(3)	n/m %
Total QVC Adjusted OIBDA	595	620	4%
Corporate and other	(3)	(8)	(167)%
Total QVC Group Adjusted OIBDA	$592	$612	3%

Operating Income(1)
QVC
US	$323	$349	8%
Japan	43	38	(12)%
Germany	41	35	(15)%
UK	39	42	8%
Italy	(5)	(2)	60%
France	—	(3)	n/m %
Total QVC Operating Income	441	459	4%
Corporate and other	(16)	(14)	13%
Total QVC Group Operating Income	$425	$445	5%

Adjusted Net Income(1)(2)
Total QVC Group Adjusted Net Income	$219	$273	25%

China JV(3)
Revenue	$31	$39	26%
Adjusted OIBDA	$(2)	$(3)	(50)%

(amounts in millions)	1/31/2014	1/31/2015
QVC Shares Outstanding
Outstanding A and B shares	498	474

	Quarter ended	Quarter ended
(amounts in millions)	12/31/2013	12/31/2014
QVCA and QVCB Basic and Diluted Shares
Basic Weighted Average Shares Outstanding (“WASO”)	503	475
Potentially dilutive Shares	10	7
Diluted WASO	513	482

(1)         Non-GAAP presentation.  For GAAP purposes, the Digital Commerce companies were recorded as part of the QVC Group through September 30, 2014 (the date of the reattribution).  For presentation purposes in this table, the results of the Digital Commerce have been removed from the QVC Group for all periods shown (see reconciling schedule 1).

(2)         GAAP net income was $157 million and $222 million for the three months ended December 31, 2013 and 2014, respectively (see reconciling schedule 4).

(3)         This joint venture is being accounted for as an equity investment.

QVC GROUP FINANCIAL METRICS - FULL YEAR

(amounts in millions)	2013	2014	% Change
Revenue(1)
QVC
US	$5,844	$6,055	4%
Japan	1,024	908	(11)%
Germany	971	970	0%
UK	657	730	11%
Italy	127	138	9%
Total QVC Group Revenue	$8,623	$8,801	2%

Adjusted OIBDA(1)
QVC
US	$1,352	$1,429	6%
Japan	212	176	(17)%
Germany	173	174	1%
UK	118	141	19%
Italy	(14)	(4)	71%
France	—	(6)	n/m %
Total QVC Adjusted OIBDA	1,841	1,910	4%
Corporate and other	(20)	(24)	(20)%
Total QVC Group Adjusted OIBDA	$1,821	$1,886	4%

Operating Income(1)
QVC
US	$901	$941	4%
Japan	180	148	(18)%
Germany	105	103	(2)%
UK	89	110	24%
Italy	(30)	(17)	43%
France	—	(6)	n/m %
Total QVC Operating Income	1,245	1,279	3%
Corporate and other	(64)	(57)	11%
Total QVC Group Operating Income	$1,181	$1,222	3%

Adjusted Net Income(1)(2)
Total QVC Group Adjusted Net Income	$672	$739	10%

China JV(3)
Revenue	$113	$140	24%
Adjusted OIBDA	$(8)	$(10)	(25)%

(1)         Non-GAAP presentation.  For GAAP purposes, the Digital Commerce companies were recorded as part of the QVC Group through September 30, 2014 (the date of the reattribution).  For presentation purposes in this table, the results of the Digital Commerce have been removed from the QVC Group for all periods shown (see reconciling schedule 1).

(2)         GAAP net income was $438 million and $520 million for the twelve months ended December 31, 2013 and 2014, respectively (see reconciling schedule 4).

(3)         This joint venture is being accounted for as an equity investment.

QVC OPERATING METRICS — QUARTER

(amounts in millions)	4Q13	4Q14	% Change
QVC - Consolidated
eCommerce $ of total revenue	$1,096	$1,200	9%
eCommerce % of total revenue	39.99%	43.15%	316	bps
Mobile % of total eCommerce(1)	33.51%	43.55%	1,004	bps

QVC - US
eCommerce $ of total revenue	$873	$969	11%
eCommerce % of total revenue	45.19%	47.73%	254	bps
Mobile % of total eCommerce(1)	31.59%	41.82%	1,023	bps
Return Rate	17.27%	16.87%	(40	)bps

QVC OPERATING METRICS — FULL YEAR

(amounts in millions)	2013	2014	% Change
QVC - Consolidated
eCommerce $ of total revenue	$3,242	$3,533	9%
eCommerce % of total revenue	37.60%	40.14%	254	bps
Mobile % of total eCommerce(1)	31.17%	41.47%	1,030	bps

QVC - US
eCommerce $ of total revenue	$2,501	$2,740	10%
eCommerce % of total revenue	42.80%	45.25%	245	bps
Mobile % of total eCommerce(1)	29.82%	39.61%	979	bps
Return Rate	18.51%	18.55%	4	bps

(1)         Based on gross US Dollar orders.

DIGITAL COMMERCE FINANCIAL METRICS — QUARTER

(amounts in millions)	4Q13	4Q14	% Change
Revenue(1)
Provide	$165	$165	0%
Digital Commerce companies - continuing	287	306	7%
Digital Commerce Companies Revenue	$452	$471	4%

Adjusted OIBDA(1)
Provide	$(5)	$3	160%
Digital Commerce companies - continuing	35	41	17%
Digital Commerce Companies Adjusted OIBDA	$30	$44	47%

Operating Income(1)
Provide	$(8)	$(5)	38%
Digital Commerce companies - continuing	(7)	13	286%
Digital Commerce Companies Operating Income	$(15)	$8	153%

DIGITAL COMMERCE FINANCIAL METRICS — FULL YEAR

(amounts in millions)	2013	2014	% Change
Revenue(1)
Provide	$653	$666	2%
Digital Commerce companies - continuing	943	1,032	9%
Digital Commerce Companies Revenue	$1,596	$1,698	6%

Adjusted OIBDA(1)
Provide	$29	$7	(76)%
Digital Commerce companies - continuing	74	90	22%
Digital Commerce Companies Adjusted OIBDA	$103	$97	(6)%

Operating Income(1)
Provide	$(36)	$(15)	58%
Digital Commerce companies - continuing	10	7	(30)%
Digital Commerce Companies Operating Income	$(26)	$(8)	69%

(1)         Non-GAAP presentation.  For GAAP purposes, the Digital Commerce companies have been recorded as part of Liberty Ventures Group subsequent to September 30, 2014 (the date of the reattribution).  For presentation purposes in this table, the results of the Digital Commerce companies are included in Liberty Ventures Group for all periods shown.

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the year ended December 31, 2014 to the same period in 2013.

The following financial information with respect to Liberty Interactive’s equity affiliates and available for sale securities is intended to supplement Liberty Interactive’s consolidated statements of operations which are included in its Form 10-K for the year ended December 31, 2014.

Fair Value of Public Holdings

(amounts in millions)	9/30/2014	12/31/2014
HSN(1)	$1,228	$1,521
Total Attributed QVC Group	$1,228	$1,521

Expedia(2)	$2,022	$1,992
FTD(3)	—	355
Interval Leisure Group and Lending Tree(4)	417	482
Other Public Holdings(5)	1,135	1,210
Total Attributed Liberty Ventures Group	$3,574	$4,039

(1)         Represents fair value of QVC Group’s investment in HSN.  In accordance with GAAP, QVC Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $322 million and $328 million at September 30, 2014 and December 31, 2014, respectively.

(2)         Represents fair value of Liberty Ventures Group’s investment in Expedia.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $501 million and $514 million at September 30, 2014 and December 31, 2014, respectively.

(3)         Represents fair value of Liberty Ventures Group’s investment in FTD.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which was $355 million at December 31, 2014.

(4)         Represents fair value of Liberty Ventures Group’s investments.  In accordance with GAAP, Liberty Ventures Group accounts for these investments using the equity method of accounting and includes these investments in its attributed balance sheet at their historical carrying values which aggregated $111 million and $108 million at September 30, 2014 and December 31, 2014, respectively.

(5)         Represents Liberty Ventures Group’s other public holdings which are accounted for at fair value.   Excludes $23 million and $10 million of long-term marketable securities as of September 30, 2014 and December 31, 2014, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2014	12/31/2014
Cash and Liquid Investments Attributable to:
QVC Group(1)	$749	$443
Liberty Ventures Group(2)(3)	1,547	2,762
Total Liberty Consolidated Cash and Liquid Investments	$2,296	$3,205

Less:
Short-term marketable securities - QVC Group	$16	$21
Short-term marketable securities - Liberty Ventures Group	651	868
Long-term marketable securities - Liberty Ventures Group	23	10
Total Liberty Consolidated Cash (GAAP)	$1,606	$2,306

Debt:
Senior notes and debentures(4)	$791	$791
Senior exchangeable debentures(5)	400	400
QVC senior notes(4)	4,050	4,050
QVC bank credit facility	32	508
Other	157	75
Total Attributed QVC Group Debt	$5,430	$5,824
Unamortized discount and fair market value adjustment	5	36
Total Attributed QVC Group Debt (GAAP)	$5,435	$5,860

Senior exchangeable debentures(5)	$2,082	$2,081
Other	—	61
Total Attributed Liberty Ventures Group Debt	$2,082	$2,142
Fair market value adjustment	(22)	49
Total Attributed Liberty Ventures Group Debt (GAAP)	$2,060	$2,191

Total Liberty Interactive Corporation Debt (GAAP)	$7,495	$8,051

(1)         Includes $16 million and $21 million of short-term marketable securities with an original maturity greater than 90 days as of September 30, 2014 and December 31, 2014, respectively.

(2)         Includes $651 million and $868 million of short-term marketable securities with an original maturity greater than 90 days as of September 30, 2014 and December 31, 2014, respectively.

(3)        Includes $23 million and $10 million of marketable securities with an original maturity greater than one year as of September 30, 2014 and December 31, 2014, respectively, which are reflected in investments in available-for-sale securities in Liberty Ventures Group’s condensed attributed balance sheet.

(4)         Face amount of Senior Notes and Debentures with no reduction for the unamortized discounts.

(5)         Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the QVC Group decreased by approximately $306 million during the fourth quarter, primarily driven by the reattribution of $1 billion to Liberty Ventures Group, stock repurchases and capital expenditures.  These outflows were partially offset by cash flows from operations and borrowings on the QVC bank credit facility in excess of repayments.   Total debt attributed to the QVC Group increased by $394 million, primarily due to borrowings on the QVC bank credit facility, partially offset by debt at the Digital Commerce companies which was reattributed to Ventures during the fourth quarter.

Total cash and liquid investments attributed to the Liberty Ventures Group increased $1.2 billion, primarily due to cash received as part of the reattribution and the closing of the sale of Provide to FTD.

Important Notice: Liberty Interactive  (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) President and CEO, Greg Maffei will discuss Liberty Interactive’s earnings release in a conference call which will begin at 5:15 p.m. (E.S.T.) on February 25, 2015.  The call can be accessed by dialing (888) 296-4204 or (719) 325-2498 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed until 7:15 p.m. (E.S.T.) on March 4, 2015, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 3596339.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertyinteractive.com/events.  Links to this press release will also be available on Liberty Interactive’s website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion, including the launch of QVC France and the expected expenditures in connection therewith, new service and product offerings, the monetization of our non-core assets, the continuation of our stock repurchase program, the estimated liabilities under exchangeable debentures and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Form 10-K, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive’s business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty Interactive’s consolidated statements of operations, which are included in its Form 10-K for the year ended December 31, 2014, the following is a presentation of quarterly information and operating metrics on a stand-alone basis for the largest business owned by Liberty Interactive (QVC) at December 31, 2014, which Liberty Interactive has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors.  See Schedule 2 to this press release for a reconciliation of QVC’s adjusted OIBDA to operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	4Q13	1Q14	2Q14	3Q14	4Q14
QVC Group
QVC
Revenue - US	$1,932	$1,305	$1,352	$1,368	$2,030
Revenue - International	809	681	662	652	751
Revenue - Total	$2,741	$1,986	$2,014	$2,020	$2,781
Adjusted OIBDA - US	437	301	325	329	474
Adjusted OIBDA - International	158	111	114	110	146
Adjusted OIBDA - Total	$595	$412	$439	$439	$620
Operating income - US	323	186	203	203	349
Operating income - International	118	74	81	73	110
Operating income - Total	$441	$260	$284	$276	$459
Gross margin - US	34.7%	36.4%	37.7%	37.2%	35.6%
Gross margin - International	37.8%	37.4%	38.3%	37.8%	37.7%

ANNUAL SUMMARY

(amounts in millions)	2013	2014
QVC Group
QVC
Revenue - US	$5,844	$6,055
Revenue - International	2,779	2,746
Revenue - Total	$8,623	$8,801
Adjusted OIBDA - US	1,352	1,429
Adjusted OIBDA - International	489	481
Adjusted OIBDA - Total	$1,841	$1,910
Operating income - US	901	941
Operating income - International	344	338
Operating income - Total	$1,245	$1,279
Gross margin - US	36.1%	36.6%
Gross margin - International	37.7%	37.8%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, QVC (and certain of its subsidiaries), and the Digital Commerce companies together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business’ ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this presentation includes references to adjusted net income, which is a non-GAAP financial measure, for QVC Group. Liberty Interactive defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit) and net income (loss) generated by the Digital Commerce companies.

Liberty Interactive believes adjusted net income is an important indicator of financial performance, in particular for QVC Group, due to the impact of purchase accounting amortization and the reattribution of the Digital Commerce companies.  Because adjusted net income is used as a measure of overall financial performance, Liberty Interactive views net income as the most directly comparable GAAP measure.  Adjusted net income is not meant to replace or supersede net income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a valuable supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) calculated in accordance with GAAP for QVC Group (Schedule 4).

SCHEDULE 1

The following table provides a reconciliation of QVC Group’s adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended December 31, 2013, March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, respectively and years ended December 31, 2013 and 2014.

QUARTERLY SUMMARY

(amounts in millions)	4Q13	1Q14	2Q14	3Q14	4Q14
QVC Group
QVC Group Adjusted OIBDA (exclusive of Digital Commerce)(1)	$592	$408	$433	$433	$612
Digital Commerce Adjusted OIBDA(1)	30	28	27	(2)	NA
Adjusted OIBDA	622	$436	460	431	612
Depreciation and amortization	(166)	(162)	(165)	(166)	(150)
Stock compensation expense	(35)	(24)	(24)	(18)	(17)
Impairment of intangible assets	(11)	—	(7)	—	—
Operating Income	$410	$250	$264	$247	$445

ANNUAL SUMMARY

(amounts in millions)	2013	2014
QVC Group
QVC Group Adjusted OIBDA (exclusive of Digital Commerce)(1)	$1,821	$1,886
Digital Commerce Adjusted OIBDA(1)	103	53
Adjusted OIBDA	1,924	1,939
Depreciation and amortization	(629)	(643)
Stock compensation expense	(110)	(83)
Impairment of intangible assets	(30)	(7)
Operating Income	$1,155	$1,206

(1)         QVC Group adjusted OIBDA presented exclusive of the impact of the Digital Commerce companies and reconciled to both QVC Group adjusted OIBDA and GAAP operating income.  Under GAAP, the Digital Commerce companies were only included as part of the QVC Group through September 30, 2014.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the Digital Commerce companies to that entity or such businesses’ operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2013, March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, respectively and years ended December, 31, 2013 and 2014.

QUARTERLY SUMMARY

(amounts in millions)	4Q13	1Q14	2Q14	3Q14	4Q14
QVC Group
QVC Adjusted OIBDA
QVC US	$437	$301	$325	$329	$474

QVC Japan	55	47	43	41	45
QVC Germany	58	39	40	42	53
QVC UK	47	27	33	31	50
QVC Italy	(2)	(2)	(2)	(1)	1
QVC France	—	—	—	(3)	(3)
QVC International adjusted OIBDA	$158	$111	$114	$110	$146

Consolidated QVC adjusted OIBDA	595	412	439	439	620
Depreciation and amortization	(145)	(144)	(145)	(147)	(151)
Stock compensation	(9)	(8)	(10)	(16)	(10)
QVC Operating Income	$441	$260	$284	$276	$459

Liberty Ventures Group
Digital Commerce Companies(1)
Adjusted OIBDA	$30	$28	$27	$(2)	$44
Depreciation and amortization	(20)	(18)	(20)	(19)	(20)
Stock compensation	(14)	(5)	(7)	7	(16)
Impairment of intangible assets	(11)	—	(7)	—	—
Operating Income (Loss)	$(15)	$5	$(7)	$(14)	$8

(1)         For GAAP purposes, the Digital Commerce companies have been recorded as part of Liberty Ventures Group beginning with the fourth quarter of 2014 (due to the reattribution).  For presentation purposes in this table, the results of the Digital Commerce companies are included in Liberty Ventures Group for all periods shown.

ANNUAL SUMMARY

(amounts in millions)	2013	2014
QVC Group
QVC Adjusted OIBDA
QVC US	$1,352	$1,429

QVC Japan	212	176
QVC Germany	173	174
QVC UK	118	141
QVC Italy	(14)	(4)
QVC France	—	(6)
QVC International adjusted OIBDA	$489	$481

Consolidated QVC adjusted OIBDA	1,841	1,910
Depreciation and amortization	(558)	(587)
Stock compensation	(38)	(44)
Operating Income	$1,245	$1,279

Liberty Ventures Group
Digital Commerce Companies(1)
Adjusted OIBDA	$103	$97
Depreciation and amortization	(71)	(77)
Stock compensation	(28)	(21)
Impairment of intangible assets	(30)	(7)
Operating Income (Loss)	$(26)	$(8)

(1)         For GAAP purposes, the Digital Commerce companies have been recorded as part of Liberty Ventures Group beginning with the fourth quarter of 2014 (due to the reattribution).  For presentation purposes in this table, the results of the Digital Commerce companies are included in Liberty Ventures Group for all periods shown.

SCHEDULE 3

The following table provides a reconciliation of adjusted OIBDA for QVC Group and the Digital Commerce companies to the Liberty Interactive Corporation operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2013, March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, respectively and years ended December, 31, 2013 and 2014.

QUARTERLY SUMMARY

(amounts in millions)	4Q13	1Q14	2Q14	3Q14	4Q14
QVC Group Adjusted OIBDA
Consolidated QVC	$595	$412	$439	$439	$620
Corporate and other	(3)	(4)	(6)	(6)	(8)
QVC Group Adjusted OIBDA(1)	$592	$408	$433	$433	$612
Liberty Ventures Group Adjusted OIBDA
Digital Commerce(1)	$30	$28	$27	$(2)	$44
Corporate and other	(1)	(2)	(4)	(6)	(6)
Liberty Ventures Group Adjusted OIBDA	$29	$26	$23	$(8)	$38
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$621	$434	$456	$425	$650
Depreciation and amortization	(166)	(163)	(164)	(166)	(169)
Stock compensation	(38)	(25)	(26)	(20)	(37)
Impairment of intangible assets	(11)	—	(7)	—	—
Consolidated Liberty Interactive Corp. Operating Income	$406	$246	$259	$239	$444

ANNUAL SUMMARY

(amounts in millions)	2013	2014
QVC Group Adjusted OIBDA
Consolidated QVC	$1,841	$1,910
Corporate and other	(20)	(24)
QVC Group Adjusted OIBDA(1)	$1,821	$1,886
Liberty Ventures Group Adjusted OIBDA
Digital Commerce(1)	$103	$97
Corporate and other	(11)	(18)
Liberty Ventures Group Adjusted OIBDA	$92	$79
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$1,913	$1,965
Depreciation and amortization	(629)	(662)
Stock compensation	(118)	(108)
Impairment of intangible assets	(30)	(7)
Consolidated Liberty Interactive Corp. Operating Income	$1,136	$1,188

(1)         For GAAP purposes, the Digital Commerce companies have been recorded as part of Liberty Ventures Group beginning with the fourth quarter of 2014 (due to the reattribution).  For presentation purposes in this table, the results of the Digital Commerce companies are included in Liberty Ventures Group for all periods shown.

SCHEDULE 4

The following table provides a reconciliation of QVC Group’s adjusted net income to its net income calculated in accordance with GAAP for the three months ended December 31, 2013, March 31, 2014, June 30, 2014, September 31, 2014 and December 31, 2014, respectively and years ended December 31, 2013 and 2014.  Adjusted net income excludes the impact of the Digital Commerce companies due to their reattribution to Liberty Ventures Group in the fourth quarter of 2014.

QUARTERLY SUMMARY

(amounts in millions)	4Q13	1Q14	2Q14	3Q14	4Q14	LTM
QVC Group
Net income	$157	$110	$105	$83	$222	$520
Purchase accounting amort., net of deferred tax benefit (1)	51	51	51	51	51	204
Digital Commerce net income (loss)	(11)	2	(1)	(16)	—	(15)
QVC Group Adjusted net income	$219	$159	$157	$150	$273	$739

QVCA/B shares outstanding as of January 31, 2015						474
Adjusted LTM earnings per share						1.56

ANNUAL SUMMARY

(amounts in millions)	2013	2014
QVC Group
Net income	$438	$520
Purchase accounting amort., net of deferred tax benefit (1)	203	204
Digital Commerce net income (loss)	(31)	(15)
QVC Group Adjusted net income	$672	$739

(1)         Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of QVC, net of book deferred tax benefit (gross non-cash, non-tax deductible purchase accounting amortization was $322 million and $323 million for the twelve months ended December 31, 2013 and 2014, respectively, and is applied ratably across the four quarters in each year).

LIBERTY INTERACTIVE CORPORATION

BALANCE SHEET INFORMATION

December 31, 2014 - (unaudited)

	Attributed
	QVC	Ventures	Inter-group	Consolidated
	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$422	1,884	—	2,306
Trade and other receivables, net	1,196	36	—	1,232
Inventory, net	882	167	—	1,049
Short-term marketable securities	21	868	—	889
Other current assets	262	9	(199)	72
Total current assets	2,783	2,964	(199)	5,548
Investments in available-for-sale securities and other cost investments	4	1,220	—	1,224
Investments in affiliates, accounted for using the equity method	375	1,258	—	1,633
Property and equipment, net	1,026	67	—	1,093
Intangible assets not subject to amortization	7,634	259	—	7,893
Intangible assets subject to amortization, net	1,130	55	—	1,185
Other assets, at cost, net of accumulated amortization	60	5	—	65
Total assets	$13,012	5,828	(199)	18,641

Liabilities and Equity
Current liabilities:
Intergroup Payable (receivable)	$(5)	5	—	—
Accounts payable	629	106	—	735
Accrued liabilities	688	55	—	743
Current portion of debt	9	937	—	946
Current deferred tax liabilities	—	1,171	(199)	972
Other current liabilities	269	74	—	343
Total current liabilities	1,590	2,348	(199)	3,739
Long-term debt	5,851	1,254	—	7,105
Deferred income tax liabilities	1,033	816	—	1,849
Other liabilities	157	11	—	168
Total liabilities	8,631	4,429	(199)	12,861
Equity/Attributed net assets (liabilities)	4,280	1,393	—	5,673
Non-controlling interests in equity of subsidiaries	101	6	—	107
Total liabilities and equity	$13,012	5,828	(199)	18,641

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Twelve months ended December 31, 2014 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$10,028	471	10,499

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,378	306	6,684
Operating, including stock-based compensation	854	37	891
Selling, general and administrative, including stock-based compensation	940	127	1,067
Depreciation and amortization	643	19	662
Impairment of intangible assets	7	—	7
	8,822	489	9,311
Operating income	1,206	(18)	1,188

Other income (expense):
Interest expense	(312)	(75)	(387)
Share of earnings (losses) of affiliates, net	51	(12)	39
Realized and unrealized gains (losses) on financial instruments, net	(22)	(35)	(57)
Gains (losses) on transactions, net	—	74	74
Other, net	(43)	22	(21)
	(326)	(26)	(352)
Earnings (loss) before income taxes	880	(44)	836
Income tax benefit (expense)	(306)	48	(258)
Net earnings (loss) from continuing operations	574	4	578
Net earnings (loss) from discontinued operations, net of taxes	(15)	63	48
Net earnings (loss)	559	67	626
Less net earnings (loss) attributable to noncontrolling interests	39	50	89
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$520	17	537

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Twelve months ended December 31, 2013 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$10,219	—	10,219

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,533	—	6,533
Operating	862	—	862
Selling, general and administrative, including stock-based compensation	1,010	19	1,029
Depreciation and amortization	629	—	629
Impairment of intangible assets	30	—	30
	9,064	19	9,083
Operating income	1,155	(19)	1,136

Other income (expense):
Interest expense	(290)	(90)	(380)
Share of earnings (losses) of affiliates, net	48	(15)	33
Realized and unrealized gains (losses) on financial instruments, net	(12)	(10)	(22)
Gains (losses) on transactions, net	(1)	—	(1)
Other, net	(54)	25	(29)
	(309)	(90)	(399)
Earnings (loss) before income taxes	846	(109)	737
Income tax benefit (expense)	(346)	163	(183)
Net earnings (loss) from continuing operations	500	54	554
Net earnings (loss) from discontinued operations, net of taxes	(17)	43	26
Net earnings (loss)	483	97	580
Less net earnings (loss) attributable to non-controlling interests	45	34	79
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$438	63	501

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2014 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$559	67	626
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	15	(63)	(48)
Depreciation and amortization	643	19	662
Stock-based compensation	83	25	108
Cash payments for stock based compensation	(13)	(2)	(15)
Excess tax benefit from stock based compensation	(20)	(1)	(21)
Noncash interest expense	6	—	6
Share of (earnings) losses of affiliates, net	(51)	12	(39)
Cash receipts from return on equity investments	22	23	45
Realized and unrealized gains (losses) on financial instruments, net	22	35	57
Gains (losses) on transactions, net	—	(74)	(74)
Loss (gain) on extinguishment of debt	48	—	48
Impairment of intangible assets	7	—	7
Deferred income tax (benefit) expense	(160)	119	(41)
Intergroup tax allocation	169	(169)	—
Intergroup tax payments	(388)	388	—
Other noncash charges (credits), net	(3)	1	(2)
Changes in operating assets and liabilities
Current and other assets	(80)	(4)	(84)
Payables and other current liabilities	345	60	405
Net cash provided (used) by operating activities	1,204	436	1,640

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	163	163
Investments in and loans to cost and equity investees	(4)	(87)	(91)
Capital expended for property and equipment	(226)	(15)	(241)
Purchases of short term and other marketable securities	(73)	(791)	(864)
Sales of short term and other marketable securities	52	539	591
Other investing activities, net	(30)	14	(16)
Net cash provided (used) by investing activities	(281)	(177)	(458)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	4,360	146	4,506
Repayments of debt	(3,563)	(186)	(3,749)
Intergroup receipts (payments), net	(1,035)	1,035	—
Repurchases of Liberty common stock	(785)	—	(785)
Taxes paid in lieu of shares issued for stock-based compensation	(25)	(1)	(26)
Excess tax benefit from stock based compensation	20	1	21
Other financing activities, net	(8)	(25)	(33)
Net cash provided (used) by financing activities	(1,036)	970	(66)
Effect of foreign currency rates on cash	(46)	—	(46)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	(20)	293	273
Cash provided (used) by investing activities	—	(194)	(194)
Cash provided (used) by financing activities	3	368	371
Change in available cash held by discontinued operations	3	(119)	(116)
Net cash provided (used) by discontinued operations	(14)	348	334
Net increase (decrease) in cash and cash equivalents	(173)	1,577	1,404
Cash and cash equivalents at beginning of period	595	307	902
Cash and cash equivalents at end of period	$422	1,884	2,306

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2013 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$483	97	580
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	17	(43)	(26)
Depreciation and amortization	629	—	629
Stock-based compensation	110	8	118
Cash payments for stock based compensation	(8)	—	(8)
Excess tax benefit from stock based compensation	(13)	—	(13)
Noncash interest expense	12	1	13
Share of losses (earnings) of affiliates, net	(48)	15	(33)
Cash receipts from return on equity investments	16	19	35
Realized and unrealized gains (losses) on financial instruments, net	12	10	22
Gains (losses) on transactions, net	1	—	1
(Gains) losses on extinguishment of debt	57	—	57
Impairment of intangible assets	30	—	30
Deferred income tax (benefit) expense	(132)	110	(22)
Intergroup tax allocation	272	(272)	—
Intergroup tax payments	(52)	52	—
Other noncash charges (credits), net	(14)	11	(3)
Changes in operating assets and liabilities
Current and other assets	(81)	(3)	(84)
Payables and other current liabilities	(306)	37	(269)
Net cash provided (used) by operating activities	985	42	1,027

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	1	1,136	1,137
Investments in and loans to cost and equity investees	(4)	(380)	(384)
Capital expended for property and equipment	(291)	—	(291)
Cash paid for acquisitions, net of cash acquired	(24)	—	(24)
Purchases of short term and other marketable securities	—	(959)	(959)
Sales of short term investments and other marketable securities	—	400	400
Other investing activities, net	(38)	(3)	(41)
Net cash provided (used) by investing activities	(356)	194	(162)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	3,520	841	4,361
Repayments of debt	(3,052)	(2,363)	(5,415)
Repurchases of Liberty common stock	(1,089)	—	(1,089)
Taxes paid in lieu of shares issued for stock-based compensation	(21)	—	(21)
Excess tax benefit from stock based compensation	13	—	13
Other financing activities, net	(57)	—	(57)
Net cash provided (used) by financing activities	(686)	(1,522)	(2,208)
Effect of foreign currency rates on cash	(24)	—	(24)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	(13)	346	333
Cash provided (used) by investing activities	(6)	(192)	(198)
Cash provided (used) by financing activities	(1)	(171)	(172)
Change in available cash held by discontinued operations	(2)	17	15
Net cash provided (used) by discontinued operations	(22)	—	(22)
Net increase (decrease) in cash and cash equivalents	(103)	(1,286)	(1,389)
Cash and cash equivalents at beginning of period	698	1,593	2,291
Cash and cash equivalents at end of period	$595	307	902